Exhibit 99.1

ENERGY TRANSFER ANNOUNCES 2026 OUTLOOK

Dallas, January 6, 2026 - Energy Transfer LP (NYSE:ET) announced today its outlook for capital investment and earnings estimates for full-year 2026.

Growth Capital Expenditures

In 2026, Energy Transfer expects to invest $5.0 billion to $5.5 billion in growth capital, primarily on projects enhancing its natural gas network.

Energy Transfer is uniquely positioned to capture numerous opportunities in the current market given its nationwide natural gas gathering and transportation franchise and strong financial position. The strategic expansions are supported by long-term commitments with targeted returns in the mid-teens (sub-6.0x EBITDA build multiples). Energy Transfer’s growth capital excludes affiliates Sunoco LP (SUN) and USA Compression Partners, LP (USAC).

Energy Transfer remains focused on disciplined growth and expects to maintain its leverage target, as calculated by all three primary rating agencies, of 4.0 to 4.5 times EBITDA during this period of meaningful investment opportunities. Given the range of potential projects, the Partnership remains focused on disciplined growth, allocating capital to projects that are expected to generate the highest returns while balancing project risks.

Earnings

Energy Transfer expects continued growth in 2026 and to generate between $17.3 billion and $17.7 billion of consolidated Adjusted EBITDA, which includes SUN and USAC. Significant new projects are expected to ramp up and/or come on-line in 2026 including the Nederland Flexport NGL expansion, Mustang Draw I and Mustang Draw II processing plants in the Permian Basin, Hugh Brinson Pipeline Phase I, NGL projects on the Lone Star Express and Gateway Pipelines, and natural gas pipeline projects serving data center facilities in Texas.

Cash Distribution

Over the past three years, Energy Transfer has returned more than 50 percent of its annual cash flow each year to its unitholders through cash distributions. The Partnership expects to continue to target a long-term annual distribution growth rate of 3 to 5 percent. Cash distributions are supported by a growing asset base with exceptional product and geographic diversity with balanced earnings contributions from its nationwide network of natural gas, NGL, and crude oil assets.

For additional information on Adjusted EBITDA, please see “Non-GAAP Financial Measures” below.

Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with approximately 140,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns the general partner interests, the incentive distribution rights and 28.5 million common units (representing approximately 15% of the aggregate outstanding common and Class D units) of Sunoco LP (NYSE: SUN), and the general partner interests and 46.5 million common units (representing approximately 38% of the outstanding common units) of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including Adjusted EBITDA, cash distribution levels and capital expenditures, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculation of Adjusted EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flows from operating activities.

We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.

Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.

Due to the forward-looking nature of the Adjusted EBITDA estimate disclosed herein, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures without unreasonable effort. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures.

The information contained in this press release is available on our website at energytransfer.com.

Contacts

Investor Relations:

Bill Baerg

Brent Ratliff

Lyndsay Hannah

214-981-0795

Media Relations:

Vicki Granado

214-840-5820